EXHIBIT 99.1


Zanett, Inc. to Present at Investor Conference in Los Angeles from April 22nd
- 24th

NEW YORK, NY - April 19, 2005 --ZANETT, INC. (NASDAQ: ZANE) today announced that David McCarthy, CEO, will address attendees of the Financial Services Exchange Investment Conference (FSX) (www.fsxone.com) on April 24, 2005 at 10:05 am (PST) at the Omni Hotel in Los Angeles.

David McCarthy, CEO, remarked, "Zanett's innovative IT CommonwealthTM business model has received tremendous acclaim from both our customers and partners. At the upcoming FSX Conference, we look forward to presenting our story to over sixty member firms, representing several thousand Wall Street investment professionals as well."

FSX was founded in 1983. FSX is a national organization of Independent NASD Broker Dealer firms, whose purpose is to bring NASD member firms together to share information, provide education and showcase investment opportunities. The quarterly conferences that FSX coordinates, brings together Broker Dealers and Sponsors. To date, FSX meetings have been responsible for funding in excess of $1billion for the presenting companies.

About Zanett, Inc. (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Commercial Solutions and Government Solutions. Collectively, the Company and its solutions practices are referred to as The IT Commonwealth TM.

The Company's Commercial Solutions segment provides full lifecycle, high value, end-to-end business solutions including services to initiate, develop and implement e-business systems, application development, project management, business analysis, architecture design, package customization, testing and quality assurance and implementation management, implementation of ERP, supply chain management ("SCM") and customer relationship management ("CRM") systems, and voice and data communications network integration solutions that include the provision of hardware, peripheral equipment and telecommunications lines for voice and data communications networks as well as related security and design services.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts related to Homeland Defense and Homeland Security.

The Commonwealth's overarching mission is to provide comprehensive solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, Denver and Orange County, California. Founded in 2000, Zanett is listed on the Nasdaq under the symbol ZANE.

Contact: Zanett, Inc. - Claudio Guazzoni or David McCarthy (212) 980-4600 - investorrelations@zanett.com

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.'s filings with the Securities and Exchange Commission.